GERMAN AMERICAN BANCORP, INC.

LTI Restricted Stock Award Agreement for ________________ ("Participant")

March 17, 2014

German American Bancorp, Inc. (the "Company") is pleased to grant to you an incentive award pursuant to its Management Long-Term Incentive Plan ("LTI Plan") award program consisting of (i) certain Service-Based Restricted Shares of the Company (the "Restricted Stock"), subject to the terms, conditions and applicable restrictions under the Company's 2009 Long Term Equity Incentive Plan (the "Plan"), and (ii) rights to receive cash payments and credits ("LTI Cash Rights") (such Restricted Shares and LTI Cash Rights being referred to as "your Award"), subject to the terms and condition of this Agreement ("Agreement"). This Agreement and the Restricted Shares granted hereby are subject to the terms and conditions of the Plan, the terms of which are incorporated herein. Any capitalized term that is not defined in this Agreement has the meaning described by the Plan. Please see the Plan document and the Plan's prospectus for more information regarding your rights and obligations under this Agreement.
Please execute this Agreement by signing both copies. Return one copy within thirty (30) days of its date to Terri Eckerle, Shareholder Relations, German American Bancorp, Inc., 711 Main Street, Box 810, Jasper, Indiana 47546. Retain one copy of the Agreement for yourself along with the enclosed Plan.
1.Grant of the Award. The Company hereby grants you, as of the date specified above (the "Grant Date") an Award consisting of (a) ________ shares of Restricted Stock, with an aggregate value as of the Grant Date of $____________ based on the NASDAQ Official Closing Price of the Shares representing the Restricted Stock on the last trading day before the Grant Date, and (b) an LTI Cash Right (payable without interest as set forth in this Agreement) of $____________. This Award is granted to you subject to the terms and conditions specified in this Agreement and the Plan.

2.Vesting of the Award. Subject to earlier forfeiture and cancellation pursuant to the Plan and this Agreement and possible acceleration as provided by Article VI of the Plan, your rights to retain the Award (including the Restricted Stock and the LTI Cash Right) will vest in three equal (or as nearly equal as possible) annual installments (33 and 1/3 percent at each vesting date), with the first annual vesting date of the Award deemed to occur as of 12:01 A.M. Jasper time on the morning of December 5 of the year 2014 and on December 5 of each of the next two succeeding years (each such date, a "Vesting Date"). The period during which all or any portion of the Award is not vested shall be referred to as the Restricted Period. The Compensation/Human Resources Committee of the Board of Directors of the Company, which administers the Plan (the "Committee"), shall have the authority, in its sole judgment (which shall be conclusive and binding) to determine whether the conditions to vesting specified by this Agreement and the Plan have been satisfied as of any Vesting Date or any other date, and to determine the exact amount(s) of shares of Restricted Stock and of the LTI Cash Right payment that is deemed to be vested and/or payable at any time. The Committee may also waive the provisions of Section 5 or otherwise shorten the Restricted Period as to any or all of the Award, and in connection with such actions may cause the Award to vest at an earlier date, whenever the Committee may determine that such action is appropriate by reason of changes in applicable tax or other laws or accounting principles or interpretations, or by reason of other changes in circumstances occurring after the Grant Date.

3.Your Rights in Award before Vesting. Except as otherwise provided in this Agreement, you shall have all the rights of a holder of Shares in respect of each of your shares of Restricted Stock that are included in the Award during the Restricted Period, including, but not limited to, the right to receive all cash dividends paid on the Restricted Stock that are declared with a record date on or after the Grant Date and the right to vote the Restricted Stock on all matters to come for a vote by the holders of the Shares with a record date on or after the Grant Date. You shall have no right to receive any benefit with respect to any unvested LTI Cash Right during the Restricted Period.

4.Non-Certificated Nature of Restricted Stock during the Restricted Period. The Company has directed its registrar and transfer agent (the "Transfer Agent") to issue the shares of Restricted Stock in your name as of the Grant Date, and to evidence the issuance of such shares of Restricted Stock to you by crediting the number of such shares of Restricted Stock to an account that has been established in your name on the Transfer Agent's books (your "Restricted Stock Account"). During the Restricted Period, the Company shall have no obligation to cause a certificate evidencing any of the shares of Restricted Stock (to the extent not yet vested) to be prepared or delivered. Any cash dividends payable in respect of the Restricted Stock during the Restricted Period pursuant to Section 3 shall be paid to you in cash, unless you otherwise direct, in which event such dividends will be paid to such account as you direct.

5.Forfeiture and Cancellation of the Award; Conversion of Award in Certain Cases

(a)
Continuing Employment Condition. If your period of continuing employment ("Employment Period") with the Company and its Subsidiaries terminates during the Restricted Period otherwise than by reason of a Qualifying Circumstance (as defined below), the then-unvested portion of your Award (including your Restricted Stock and all associated property and rights, and your LTI Cash Right) shall be forfeited and cancelled effective as of the last day of your Employment Period. In the event of any forfeiture or cancellation of any portion of your Restricted Stock pursuant to this Section 5, such portion of your shares of Restricted Stock shall be deemed to have been reacquired by the Company and cancelled effective as of the last day of your Employment Period, and you therefore shall not have the right to receive any cash dividends or other distributions with respect to such portion of the Restricted Stock that are declared with a record date after the Employment Period. If your Employment Period terminates during the Restricted Period by reason of a Qualifying Circumstance, your Award will be deemed to be fully earned and vested. In the event that the vesting of your Award is accelerated as a result of a Qualifying Circumstance, (i) the Restricted Stock portion of the Award will fully vest as of the effective date of the Qualifying Circumstance, and (ii) any portion of such Award that represents your LTI Cash Right will be paid to you (or your estate, as applicable) within sixty (60) days following the effective date of the Qualifying Circumstance, but in no event later than March 15 of the year following such Qualifying Circumstance. The existence or non-existence of a Qualifying Circumstance, and the existence and effective date of any termination of your Employment Period, shall, in the event of any uncertainty or dispute, be determined for all purposes under the Plan and this Agreement by the Committee, whose judgment on such matters shall be conclusive and binding.

(b)
Qualifying Circumstance. For purposes of this Section 5, a "Qualifying Circumstance" means, with reference to the termination of your employment with the Company and all Subsidiaries, one (i) that occurs due to the your death or disability (as determined by any disability policy or program maintained by the Company), or (ii) that occurs due to such other event or circumstance that the Committee specifically approves and designates as a Qualifying Circumstance.

(c)
Immediate Vesting Caused by an Extraordinary Event. If an Extraordinary Event (as defined by Section 6.06(d) of the Plan) occurs during the Restricted Period, and prior to the date of any forfeiture and cancellation of your Award, then all of the Vesting Dates of your Award shall be deemed to have been accelerated to the date of the Extraordinary Event, and your Award (including the Restricted Stock and the LTI Cash Right) shall be deemed fully non-restricted and non-forfeitable as of such date. In the event that the vesting of your Award is accelerated as a result of an Extraordinary Event, any portion of such Award that represents your LTI Cash Right will be paid to you within thirty (30) days of the occurrence of such Extraordinary Event.

(d)
Deemed Terminations (In Absence of Any Extraordinary Event). For purposes of this section 5, your Employment Period shall be deemed to terminate before the end of the Restricted Period, even if it does not actually so terminate, if, before the end of the Restricted Period, and before the occurrence of an Extraordinary Event (as defined by Section 6.06(d) of the Plan), (i) you give notice before the end of the Restricted Period to the Company or any of its Subsidiaries of the termination of your association with them in all capacities (whether as a director, officer, employee or consultant), (ii) you take any action before the end of the Restricted Period, such as accepting another position, that, in the judgment of the Committee, indicates that you plan to terminate your association with the Company and its Subsidiaries, or (iii) the Company and/or any of its Subsidiaries gives notice prior to the end of the Restricted Period to you that your association with them in all capacities (whether as a director, officer, employee or consultant) is being terminated. For the avoidance of doubt, Clauses (i), (ii) and (iii) concerning termination of association shall apply even if your termination of association is planned or stated not to become effective until after the end of the Restricted Period.

6.Non-Transferability. Prior to expiration of the Restricted Period, you may not sell, assign, transfer, pledge or otherwise encumber any of your unvested rights under the Award, including the unvested portion of the Restricted Stock and of the LTI Cash Right.

7.Disclaimer of Employment Contract. Nothing contained in this Agreement shall be construed as an obligation of the Company or any of its Subsidiaries or any other person to retain you in its employ.

8.Securities Laws. The Company's obligation to issue to you, or to deliver to you any stock certificates evidencing, Shares hereunder shall, if the Committee so requests, be conditioned upon the Company's receipt of a representation by you as to your investment intention, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state or local securities legislation. The Company shall not be required to deliver any certificates for shares under this Agreement or to issue any shares hereunder prior to (i) the admission of such shares to listing on any stock exchange on which the Shares may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

9.Code Section 409A.

(a)
The parties hereto intend that all benefits and payments to be made to the Participant hereunder will be provided or paid to him in compliance with all applicable provisions of Code Section 409A and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Code Section 409A in connection with, the benefits and payments to be provided or paid to the Participant hereunder. Any such modification shall maintain the original intent and benefit to the Company and the Participant of the applicable provision of this Agreement, to the maximum extent possible without violating Code Section 409A.

(b)
All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of a payment.

(c)	Any payments hereunder that qualify for the "short-term deferral" exception or another exception under Code Section 409A shall be paid under the applicable exception.

(d)
Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, if the Participant is a "specified employee" at the time of his "separation from service" within the meaning of Code Section 409A, then any payment hereunder designated as being subject to Code Section 409A and this Subsection shall not be made until the first business day after (i) the expiration of six (6) months from the date of his separation from service, or (ii) if earlier, the date of his death (the "Delayed Payment Date"). On the Delayed Payment Date, there shall be paid to the Participant or, if he has died, to his estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. The term "specified employee" shall mean any individual who, at any time during the twelve (12) month period ending on the identification date (as determined by the Company or its delegate), is a specified employee under Code

Section 409A, as determined by the Company (or its delegate). The determination of "specified employees," including the number and identity of persons considered "specified employees" and identification date, shall be made by the Company (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code.

10.Tax and Other Withholding Obligations. The Company's obligation to pay or deliver to you the Restricted Stock and the LTI Cash Right payments that together constitute the Award shall be subject to the Company's compliance with applicable tax withholding and other required withholding or deductions, if any, with respect to the compensation realized by you as a result of having received the Award (including the non-cash compensation income that you may be deemed to realize for income tax purposes upon the lapsing of the restrictions upon all or any portion of the Award) including any deductions that may be required under the Company's employee benefit plans (collectively, the "Withholding"). The Company intends to satisfy its Withholding with respect to any vesting or other taxable event with respect to the Award by charging the aggregate amount of the Withholding against the LTI Cash Right portion of your Award that may at such time otherwise be payable to you. In the event that the LTI Cash Right portion of the Award is greater than the aggregate amount of the Withholding, the Company shall, as soon as practicable following the Vesting Date, pay to you the excess amount, without interest. In the event that the LTI Cash Right portion of the Award is less than the aggregate amount of the Withholding, then (a) the Company shall have the right to adjust subsequent withholdings, and to withhold from other forms of compensation, in order to cover the deficiency, and/or (b) may require that you immediately "cover" the amount of such deficiency by (i) paying such amount to the Company in cash or (ii) by delivering to the Company Shares already owned by you for a period of at least six (6) months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes).

11.Potential Repayment Obligation. You acknowledge that the values of this Award (including the number of shares of Restricted Stock specified by this Agreement and the amount of the LTI Cash Right entitlement specified by this Agreement, which is a function of the Restricted Stock valued as of the Grant Date) have been determined by the Company under the LTI Plan by reference, in part, to certain financial and operating metrics of the Company that are reflected by its financial statements or otherwise reported (publicly or internally) for some or all of the three years that ended on December 31 immediately prior to the Grant Date (the "Measurement Period"). You further acknowledge and agree that the Company shall be entitled to seek to recover from you all or any part of your Award if and as required by the provisions of (or regulations adopted or to be adopted under) the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, or any other "clawback requirement" imposed by applicable law or regulation or by the listing standards of NASDAQ, if the Company is required, regardless of fault (and even if you did not personally participate or assist in any fault), to restate its financial statements for any of the three fiscal year(s) included in the Measurement Period. In addition to any repayment obligation that may be imposed upon you under the preceding sentence of this Agreement, the Company may also (by written notice delivered to you at any time on or before the third anniversary of the Grant Date) (a) cancel any or all of the unvested or unpaid portion of the Award that has not previously been forfeited or cancelled under this Agreement, and (b) require that you transfer back to the Company (or repay the Company the amounts or value of) (x) any Shares or other securities or property or cash payments previously vested for your account, or delivered or paid to you (or for your account), under this Agreement in respect of your Award or (y) previously deemed earned or vested under this Agreement, where, in the sole judgment of the Committee, you have (1) engaged in intentional misconduct in the performance of your duties to the Company, (2) been indicted or charged with any criminal violation, regardless of whether in connection with your duties to the Company (other than minor traffic violations not involving use of intoxicants or possession of illegal substances), or (3) violated your duties to the Company under the Company's Code of Business Conduct in any material respect. Further, the Committee may also impose additional repayment, recoupment or "clawback" obligations upon you with respect to any other payments of cash, stock, or other property or any other deliveries of securities made by or on behalf of the Company to you with respect to any component of this Award (including any payments or deliveries of shareholder dividends or distributions or other cash or other property in respect of securities previously credited or delivered to you under this Award), whenever the Committee may determine that such action is appropriate by reason of applicable securities, banking, tax or other laws or accounting principles or interpretations (regardless of whether such laws, principles or interpretations have been changed since the Grant Date), by reason of changes in circumstances occurring after the Grant Date, or by reason of the Committee's subsequent discovery of any error or other miscalculation by the Committee in its determination of the amount of Award issuable or payable to you hereunder. The Committee shall have authority, in its sole judgment (which shall be conclusive and binding upon you), to determine whether you are obligated to the Company under this Section 11 to return or repay any portion of the Award previously granted and/or paid or delivered to you, and to determine the exact amount(s) of any such return or repayment obligation under this Section and the procedures and currencies for any such return. By accepting this Award, you also accept the Committee's authority under this Agreement to make final and binding determinations with respect to all issues pertaining to the existence and amount(s) of your repayment obligation(s) under this Agreement. If you fail to satisfy any obligation to the Company established or claimed by the Company under this Section in full by the due date stated for satisfaction of such obligation, then you shall also pay to the Company interest on the fair value of such obligation from such due date until paid in full at a rate of interest equal to the prevailing national "prime rate" of interest on such due date plus an amount equal to the reasonable attorneys' fees incurred by the Company in collecting amounts due from you under this Section. After shares or payments have been transferred (and/or paid) back to the Company as may be required pursuant to this Section 11, the Company shall file such federal and state tax returns or amended returns, amended W-2 forms, or other tax filings as shall be required of it by applicable law or as reasonably requested by you with respect to all excess income and FICA taxes withheld and/or paid by the Company in connection with or attributable to the such transfers or payments back to the Company.

12.Agreement. By signing this Agreement below as the Participant, you acknowledge that you have received a copy of the Plan, and that you are familiar with the terms and provisions of the Plan and the Agreement, and that you accept their terms. You also acknowledge your agreement (on behalf of yourself and your estate, including your personal representatives, guardians, executors and heirs) to accept as binding, conclusive, and final all decisions and interpretations of the Company's Board of Directors or of the Committee upon any question arising under the Plan or this Agreement.

GERMAN AMERICAN BANCORP, INC.

By:
Participant                        Mark A Schroeder, Chairman and CEO